                                                                     Exhibit 2.3

                                                                January 31, 2001


George Abi Zeid
202 Glen Head Road
Glen Head, New York 11545

                  Re: Xtreme Global Communications (S) Pte Ltd and Xtreme Global Communications Sdn Bhd

Dear Mr. Abi Zeid:

         Reference is made to the Agreement and Plan of Merger (the "Swift Agreement") dated as of the date hereof by and among you, Swift
Telecommunications, Inc. and Mail.com, Inc. ("Mail.com"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Swift Agreement. The parties hereto agree as follows:

         1. Each of the undersigned and you agree to use its or his best efforts to consummate the acquisition (the "Xtreme Acquisition") by Mail.com of the remaining 25% of Xtreme that Swift does not now own, and the cancellation of any rights of management or any other person to acquire any additional equity interest in Xtreme from Swift or otherwise (the "Xtreme Minority Interest"), in accordance with and subject to the terms and conditions specified in this letter.

         2. The Xtreme Acquisition will be pursuant to a stock purchase agreement (the "Xtreme Agreement") that is in form and substance substantially the same as the Swift Agreement, mutatis mutandis except as provided herein. The Xtreme Acquisition will not be a tax-free reorganization pursuant to Section 368(a) of the Code or otherwise. The consideration payable for the Xtreme Minority Interests (the "Xtreme Consideration") in the Xtreme Agreement shall consist of cash in the amount of US$47,059; Notes in the aggregate principal amount of US$517,647; and 1,068,235 shares of Parent Common Stock. There shall be no Contingent Payment in the Xtreme Agreement.

         3. The obligations of the parties to consummate the Xtreme Acquisition in accordance with the terms described herein is subject to the following conditions:

         (a) the execution and delivery by the holders of the Xtreme Minority Interests and Mail.com of a definitive Xtreme Agreement in form and substance as described herein and otherwise in form and substance mutually satisfactory to the parties.

         (b) compliance with United States federal and state and foreign securities laws in connection with the issuance of the Parent Common Stock issuable in the Xtreme Acquisition.

         (c) Mail.com shall have completed its due diligence concerning the Xtreme Minority Interests to its reasonable satisfaction.

         (d) Xtreme shall have completed the acquisitions of all of the Singapore and Malaysian assets to be acquired from Xpedite Systems, Inc. ("Xpedite") by Xtreme, including receipt of all governmental licenses necessary to offer the services offered by Xtreme (the "Xtreme Assets").

         (e) Receipt of all governmental and other third party approvals required in order to consummate the transactions contemplated by the Xtreme Agreement.

         If you are in agreement with the foregoing, kindly so indicate by signing in the space indicated below for your signature.

                                    Very truly yours,


                                    Mail.com, Inc.


                                    By s/Frank Graziano
                                      ------------------------------
                                    Name: Frank Graziano
                                    Title: Senior Vice President

Accepted and Agreed:

January 31, 2001


s/George Abi Zeid
--------------------------
George Abi Zeid

                                       2